Exhibit 3.2

NOTICE TO READER

The attached Certificate of Amendment is not effective until 5:01 pm (EST) on February 9, 2023

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “DIRECT COMMUNICATION SOLUTIONS, INC.”, FILED IN THIS OFFICE ON THE NINTH DAY OF FEBRUARY, A.D. 2023, AT 11:41 O’CLOCK A.M.

6368837 8100	Authentication: 202678665
SR# 20230445232	Date: 02-09-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 11:41 AM 02/09/2023 FILED 11:41 AM 02/09/2023 SR 20230444304 - File Number 6368837

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DIRECT COMMUNICATION SOLUTIONS, INC.

Direct Communication Solutions, Inc., (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

First: The name of the Corporation is Direct Communication Solutions, Inc.

Second: This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 16, 2019.

Third: That Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), is hereby amended by deleting Section 4.1 of Article IV in its entirety and inserting the following in lieu thereof:

Section 4.1. Authorized Shares. The Corporation is authorized to issue Forty Million (40,000,000) shares of its capital stock, which shall consist of 40,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”). Effective upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law (the “Effective Time”), the shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (the “pre-Reverse Split Common Stock”) shall be reclassified into a different number of shares of Common Stock (the “post-Reverse Split Common Stock”) such that each seven (7) shares of pre-Reverse Split Common Stock shall, at the Effective Time, be automatically reclassified into one (1) share of post-Reverse Split Common Stock (such reclassification and combination of shares, the “Reverse Split”). The par value of the Common Stock following the Reverse Split shall remain at $0.00001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Split and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Corporation of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of pre-Reverse Split Common Stock, any stockholder who would otherwise be entitled to a fractional share of post-Reverse Split Common Stock as a result of the Reverse Split, following the Effective Time (after taking into account all fractional shares of post-Reverse Split Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of post-Reverse Split Common Stock to which such stockholder would otherwise be entitled to multiplied by the average of the quoted prices of a share of the Corporation’s Common Stock (as adjusted to give effect to the Reverse Split) on the OTCQB Venture Market (“OTCQB”) under the symbol “DCSX” as applicable, during regular trading hours for the five (5) consecutive trading days immediately preceding the date this Certificate of Amendment to Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of pre-Reverse Split Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Corporation or the respective holders thereof, represent that number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined (as well as the right to receive cash in lieu of any fractional shares of post-Reverse Split Common Stock as set forth above). Each holder of record of a certificate that represented shares of pre-Reverse Split Common Stock shall be entitled to receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined pursuant to the Reverse Split, as well as any cash in lieu of fractional shares of post-Reverse Split Common Stock to which such holder may be entitled as set forth above, provided that the Corporation may request such stockholder to exchange such stockholder’s certificate or certificates that represented shares of pre-Reverse Split Common Stock for shares held in book-entry form through the Depository Trust Company’s Direct Registration System representing the appropriate number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate or certificates shall have been combined. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Split Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.

Fourth: The foregoing amendment was duly adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

Fifth: That this Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of 5:01 pm on the date of filing.

* * * * * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 2nd day of February, 2023.

DIRECT COMMUNICATION SOLUTIONS, INC.

By:	/s/ Chris Bursey
Name:	Chris Bursey
Title:	Chief Financial Officer